QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
QWEST CORPORATION

        Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, Qwest Corporation, a corporation organized and existing under the laws of Colorado, hereby amends and restates its Articles of Incorporation and certifies that:

FIRST:	The name of the corporation is Qwest Corporation (the "Corporation"). The date of filing of its original Certificate of Incorporation with the Secretary of State was July 17, 1911. On December 19, 1995, the Corporation filed Restated Articles of Incorporation with the Secretary of State. On July 6, 2000, the Corporation filed an Amendment to its Restated Articles of Incorporation with the Secretary of State.
SECOND:
Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, these Amended and Restated Articles of Incorporation were adopted by the sole shareholder of the Corporation on March 28, 2013, in the manner prescribed by the Colorado Business Corporation Act.
THIRD:	The text of the Corporation's Restated Articles of Incorporation, as heretofore amended, is hereby restated and further amended to read in its entirety as follows:
ARTICLE ONE. The name of the corporation is Qwest Corporation.

ARTICLE TWO. The Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States, or the world and may hold, purchase, mortgage, lease, and convey real and personal property in any of such places.

ARTICLE THREE. The aggregate number of shares of stock which the Corporation shall have authority to issue is one share of common stock without par value. The share of this class of common stock shall entitle its holder to exercise unlimited voting rights and to receive the net assets of the Corporation upon dissolution.
ARTICLE FOUR. (a) The number of directors of the Corporation shall be fixed by the Corporation's Bylaws.

(b) In addition to all other protections against liability afforded directors under the Colorado Business Corporation Act, no director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director, provided that the foregoing provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages for (1) any breach of the director's duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.

(c) The Corporation is authorized to purchase, maintain or provide insurance on behalf of a person who is or was a director of the Corporation against liability asserted against or incurred by the director or arising from his status as a director.
ARTICLE FIVE. The address of the Corporation's principal office is 100 CenturyLink Drive, Monroe, Louisiana 71203.

ARTICLE SIX. The address of the Corporation's registered office in the State of Colorado is 1675 Broadway, Suite 1200, Denver, Colorado 80202. The name of the Corporation's registered agent at such address is The Corporation Company.

ARTICLE SEVEN. The provisions as to the management of the business and the conduct of the affairs of the Corporation shall be set forth in the Bylaws of the Corporation or as approved by the Board of Directors of the Corporation from time to time, and the same shall be in furtherance and not in limitation of the powers conferred by law.

ARTICLE EIGHT. In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Election of a director need not be by written ballot.
FOURTH:	The number of shares of common stock of the Corporation outstanding at the time of such adoption was one, and the number of such shares entitled to vote thereon was one.
FIFTH:	The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval.
SIXTH:
Upon the issuance of the Amended and Restated Certificate of Incorporation by the Colorado Secretary of State, these Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all prior amendments thereto or restatements thereof.

        IN WITNESS WHEREOF, Qwest Corporation has caused these Amended and Restated Articles of Incorporation to be signed by Kay C. Buchart, its Assistant Secretary, this 28th day of March, 2013.

/s/ Kay C. Buchart
Kay C. Buchart, Assistant Secretary

QuickLinks

  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF QWEST CORPORATION